EXHIBIT 5.1


June 6, 1997


Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         I am General Counsel of Providian Financial Corporation, a Delaware corporation (the "Company"). This opinion is being delivered to you in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable under the Providian Financial Corporation 1997 Stock Option Plan and Stock Ownership Plan (collectively, the "Plans"). I am a member of the Bar of the State of California.

         I am generally familiar with the properties and affairs of the Company (including the Plans). I have also examined those records of the Company I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that the 16,400,000 shares of Common Stock of the Company, when issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plans.



Very truly yours,

/s/ Mary Ellen Richey

Mary Ellen Richey
General Counsel